Exhibit 5.01

August 30, 2013

Entergy Corporation 639 Loyola Avenue New Orleans, Louisiana 70113

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”), including the exhibits thereto, which Entergy Corporation (“Entergy”) proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended (“Securities Act”) on or shortly after the date hereof (the “Registration Statement”), for (I) the registration of an indeterminate aggregate principal amount of Entergy’s unsecured debt securities (“Debt Securities”) to be issued in one or more new series pursuant to Entergy’s Indenture (for Unsecured Debt Securities), dated as of September 1, 2010 with Wells Fargo Bank, National Association, as Trustee, as heretofore supplemented and as may be amended and supplemented from time to time (the “Indenture”); and (II) the qualification under the Trust Indenture Act of 1939, as amended, of the Indenture. In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as originals of the documents submitted to us as certified or facsimile copies and the authenticity of the originals of all documents submitted to us as copies.

Subject to the qualifications hereinafter expressed, we are of the opinion that the Debt Securities, when issued and delivered for the consideration contemplated by, and otherwise as contemplated in, the Registration Statement and the Indenture, will be legally issued and will be binding obligations of Entergy.

For purposes of the opinions set forth above, we have assumed that the Debt Securities will be issued and delivered in compliance with the due authorization of and in accordance with the terms set by Entergy’s Board of Directors, an authorized committee thereof, or an authorized officer.

This opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement. We also consent to the reference to us in the prospectus included in the Registration Statement under the caption “Legality.” In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP